Exhibit 3.1

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM & ARTICLES

OF ASSOCIATION

OF

ISRAEL ACQUISITIONS CORP

(ADOPTED BY SPECIAL RESOLUTIONS DATED 17 NOVEMBER 2022)

Kensington House

69 Dr. Roy’s Drive

P.O. Box 2510

George Town

Grand Cayman KY1-1104

CAYMAN ISLANDS

www.verify.gov.ky File#: 380438	Filed: 23-Nov-2022 10:29 EST Auth Code: J91064194667

Companies Act (2022 Revision)

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ISRAEL ACQUISITIONS CORP

(the “Company”)

(ADOPTED BY SPECIAL RESOLUTIONS DATED 17 NOVEMBER 2022)

1.	The name of the Company is Israel Acquisitions Corp

2.	The registered office of the Company shall be at the offices of c/o Stuarts Corporate Services Ltd., P.O. Box 2510, Kensington House, 69 Dr Roy’s Drive, Grand Cayman KY1-1104, CAYMAN ISLANDS, or at such other place as the directors of the Company may, from time to time, decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Act (2022 Revision), or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Act (2022 Revision) including the power to make any alterations or amendments to its Memorandum and Articles of Association in the manner set out in its Articles of Association and including, but not limited to, the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company and do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest moneys of the Company in such manner as the directors of the Company determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers and/or employees of the Company, past or present and their families; to purchase directors’ and officers’ liability insurance and to carry on any trade or business and generally to do all acts and things which in the opinion of the Company or the directors of the Company may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

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Companies Act (2022 Revision)

5.	The liability of each member of the Company is limited to the amount, if any, unpaid on the shares held by such member.

6.	The authorised share capital of the Company is US$22,200 divided into 200,000,000 Class A ordinary shares of a nominal or par value of US$0.0001 each, 20,000,000 class B ordinary shares of a nominal or par value of US$0.0001 each and 2,000,000 preferred shares of a nominal or par value of US$0.0001 each. Subject to the provisions of the Companies Act (2022 Revision) and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.	If the Company is registered as exempted, its operations shall be carried on subject to section 174 of the Companies Act (2022 Revision). The Company may effect and conclude contracts in the Cayman Islands, and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands but shall not otherwise trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

8.	Subject to the provisions of the Companies Act (2022 Revision) and the Articles of Association, the Company may exercise the power contained in section 206 of the Companies Act (2022 Revision) to deregister in the Cayman Islands and register by way of continuation under the laws of any jurisdiction outside the Cayman Islands.

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TABLE OF CONTENTS

TABLE A	1

INTERPRETATION	1

COMMENCEMENT OF BUSINESS	6

REGISTERED OFFICE	6

REGISTER OF MEMBERS	6

SHARE CERTIFICATES	6

ISSUE OF SHARES	6

COMMISSION ON SALE OF SHARES	11

TRANSFER OF SHARES	11

TRANSMISSION OF SHARES	12

REDEMPTION AND PURCHASE OF OWN SHARES	12

TREASURY SHARES	13

VARIATION OF RIGHTS ATTACHING TO SHARES	14

FRACTIONAL SHARES	14

LIEN ON SHARES	14

CALLS ON SHARES	15

FORFEITURE OF SHARES	16

ALTERATION OF CAPITAL	16

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE	17

GENERAL MEETINGS OF MEMBERS	17

NOTICE OF GENERAL MEETINGS	18

PROCEEDINGS AT GENERAL MEETINGS	18

VOTES OF MEMBERS	19

MEMBERS’ PROXIES	20

COMPANIES ACTING BY REPRESENTATIVES AT MEETINGS	20

APPOINTMENT OF DIRECTORS	20

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ALTERNATE DIRECTORS	21

POWERS AND DUTIES OF DIRECTORS	22

BORROWING POWERS OF DIRECTORS	22

APPOINTMENT OF OFFICERS	22

COMMITTEES OF DIRECTORS	22

PROCEEDINGS OF DIRECTORS	23

DISQUALIFICATION OF DIRECTORS	25

DIVIDENDS	25

FINANCIAL YEAR	26

ACCOUNTS AND AUDIT	26

CAPITALIZATION OF PROFITS	27

SHARE PREMIUM ACCOUNT	27

INVESTMENT ACCOUNTS	28

NOTICES	28

THE SEAL	29

INDEMNITY	30

WINDING UP	30

AMENDMENT OF MEMORANDUM OF ASSOCIATION	31

AMENDMENT OF ARTICLES OF ASSOCIATION	31

REGISTRATION BY WAY OF CONTINUATION	31

NON-RECOGNITION OF TRUSTS	31

MERGERS AND CONSOLIDATION	31

DISCLOSURE	31

BUSINESS OPPORTUNITIES	31

AUTOMATIC EXCHANGE OF INFORMATION	32

www.verify.gov.ky File#: 380438	Filed: 23-Nov-2022 10:29 EST Auth Code: J91064194667

THE COMPANIES ACT (2022 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ISRAEL ACQUISITIONS CORP

(the “Company”)

(ADOPTED BY SPECIAL RESOLUTIONS DATED 17 NOVEMBER 2022)

TABLE A

1.	Table 'A' in the First Schedule of the Companies Act (2022 Revision) shall not apply to this Company and the following shall comprise the Articles of Association of the Company:

INTERPRETATION

2.	In these Articles save where the context otherwise requires:

“AEOI Laws” means the Tax Information Authority Law (as amended) and any regulations made from time to time thereunder, and/or any existing or future legislation applicable to the Company enacted by any jurisdiction that provides for the exchange of information regarding direct or indirect holders of shares from time to time including, without limitation, FATCA and CRS;

“Articles” or “Articles of Association” means these articles of association as originally adopted or as, from time to time, altered by Special Resolution;

“Branch Register” means any branch Register of Members of such category or categories of Members as the Company may from time to time determine;

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganisation or similar business combination involving the Company, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Fund (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Fund) at the time of the agreement to enter into such Business Combination; and (b) must not be effectuated with another blank check company or a similar company with nominal operations;

“certificate” or “share certificate” means a share certificate of the Company;

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“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Shares” means the Class A ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Class A Shares, and having the rights provided for in these Articles;

“Class B Shares” means the Class B ordinary Shares in the capital of the Company of US$0.0001 nominal or par value designated as Class B Shares, and having the rights provided for in these Articles;

“Companies Act” means the Companies Act (2022 Revision) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company” means the above-named company;

"Completion Window" means the period of time commencing on, and including the closing date of the Offering, and ending on the date that is 12 months after such closing date of the Offering , provided however that if the Board of Directors anticipates that the Company may not be able to consummate a Business Combination within 12 months of the closing of the Offering, the Company may, by Ordinary Resolution of the Directors (and which for the avoidance of doubt does not require Shareholder approval), at the request of the Sponsor, extend the period of time to consummate a Business Combination up to two times, each for an additional three month period (each such period a “Funded Extension Period”) (for a total of up to 18 months), provided that the Investor Group deposit into the trust account: (i) with respect to a single Funded Extension Period, an additional US$0.10 per unit (for an aggregate of US$1,250,000, or US$1,437,500 if the underwriters’ over-allotment option is exercised in full) (an “Extension Payment”), and (ii) with respect to two consecutive Funded Extension Periods, an Extension Payment prior to each Funded Extension Period, or US$0.20 per unit in the aggregate (for an aggregate of US$2,500,000, or US$2,875,000 if the underwriters’ over-allotment option is exercised in full), upon five (5) days advance notice prior to the applicable deadline pursuant to these Articles and the trust agreement to be entered into between the Company and American Stock Transfer & Trust Company; "Designated Stock Exchange" means any national securities exchange or automated quotation system on which the Company's securities are traded, including, but not limited to, The NASDAQ Stock Market LLC, the NYSE MKT LLC, the New York Stock Exchange LLC or any over the counter (OTC) Market;

“CRS” means one of the following, as the context requires:

(i)	the Common Reporting Standard, being the standard for automatic exchange of financial account information developed by the Organisation for Economic Co-operation and Development (“OECD”) as amended from time to time by the OECD; and

(ii)	any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraph of this definition;

“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not;

“Directors” and “Board of Directors” means the directors of the Company for the time being or, as the case may be, the directors assembled as a board or as a committee thereof and “Director” means any one of the Directors;

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"Exchange Act" means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time;

“FATCA” means one of the following, as the context requires:

(i)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes;

(ii)	any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States, the United Kingdom or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in paragraph (i) of this definition; and

(iii)	any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraphs of this definition;

"Extraordinary Resolution" means a resolution passed by a majority of at least 90% of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company;

“Investment Account” shall have the meaning ascribed to it in Article  174;

"Investor Group" means the Sponsor, Israel Acquisitions Sponsor LLC, (an exempted limited liability company incorporated under the laws of the Cayman Islands) and their respective affiliates, and the respective successors and assigns of the foregoing;

“IPO” or "Offering" means the Company’s initial public offering of securities;

“Members” or “Shareholders” means those persons who have agreed to become members of the Company and whose names have been entered in the Register of Members and includes each subscriber of the Memorandum and “Member” or “Shareholder” respectively means any one of them;

“Memorandum of Association” means the memorandum of association of the Company, as amended and re-stated from time to time;

“month” means calendar month;

"Offering Shares" means the Class A Shares sold in the Offering, whether such Class A Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are affiliates of the Sponsor;

"Office" means the registered office of the Company as required by the Companies Act;

"Officer and Director Related Person" has the meaning ascribed to it in Article  204;

"Officer and Director Related Entities" has the meaning ascribed to it in Article  204;

"Officers" means the officers for the time being and from time to time of the Company;

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"Ordinary Shares" means the Class A Shares and the Class B Shares;

“Ordinary Resolution” means a resolution:

(i)	passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(ii)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

"Person" means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands;

“Preferred Shares” means the Preferred Shares in the capital of the Company of US$0.0001 nominal or par value designated as Preferred Shares, and having the rights provided for in these Articles;

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register of Members maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register;

"Proxy Solicitation Rules" has the meaning ascribed to it in Article  25;

"Public Shareholders" means the holders of the Offering Shares;

"Redemption Price" has the meaning ascribed to it in Article  24;

"Redemption Rights" has the meaning ascribed to it in Article  24;

“Registered Office” means the registered office for the time being of the Company;

“Register of Members” means the register of members to be kept by the Company in accordance with section 40 of the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act;

"Registration Statement" means the Company’s registration statement on Form S-1, as filed with the SEC in connection with the IPO, as may be modified or superseded from time to time;

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

"SEC" means the United States Securities and Exchange Commission;

"Series" means a series of a Class as may from time to time be issued by the Company;

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“shares” means shares in the capital of the Company, including a fraction of any of them and “share” means any one of them;

"Share Premium Account" means the share premium account established in accordance with these Articles and the Companies Act;

“signed” includes a signature or representation of a signature affixed by mechanical means;

“Special Resolution” means a resolution passed in accordance with section 60 of the Companies Act, being a resolution:

(i)	passed by a majority of not less than two-thirds (provided, however that in respect to any special resolution to amend either of Articles 121 or 199 of these Articles, at least 90% of the votes cast at a meeting of the Ordinary Shares) of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(ii)	approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

“Sponsor” means Israel Acquisitions Sponsor LLC, a Delaware limited liability company;

"Tender Offer Rules" has the meaning ascribed to it in Article  25;

“Treasury Shares” means shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled;

“Trust Fund” means the trust account established by the Company upon the consummation of its IPO and into which a certain amount of the gross proceeds of the IPO, together with certain of the proceeds of a private placement of shares and warrants simultaneously with the closing date of the IPO, will be deposited; and

“written” and “in writing” includes all modes of representing or reproducing words in visible form.

3.	In these Articles save where the context otherwise requires:

3.1	words importing the singular number shall include the plural number and vice versa;

3.2	words importing the masculine gender only shall include the feminine gender;

3.3	words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

3.4	“may” shall be construed as permissive and “shall” shall be construed as imperative;

3.5	a reference to a dollar or dollars (or $ or USD) and to a cent or cents (or c) is a reference to dollars and cents of the United States of America; and

3.6	references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

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4.	Subject to the two preceding Articles, any expressions defined in the Companies Act shall, if not inconsistent with the subject or context of these Articles, bear the same meaning in these Articles.

COMMENCEMENT OF BUSINESS

5.	The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that part only of the shares may have been allotted or issued.

REGISTERED OFFICE

6.	The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time resolve by resolution. The Company may also establish and maintain such other offices and places of business and agencies outside the Cayman Islands as the Directors decide.

REGISTER OF MEMBERS

7.	The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

8.	The Company shall maintain or cause to be maintained a Register of Members in accordance with the Companies Act at the Registered Office or such other place as determined by the Directors. The Company may maintain, or cause to be maintained, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act and the rules or requirements of any Designated Stock Exchange.

SHARE CERTIFICATES

9.	Every Member shall, without payment, be entitled to a share certificate in such form as determined by the Directors.

10.	Share certificates shall be signed by a Director of the Company and shall be numbered consecutively or otherwise identified and shall specify the number of shares held by the Member and the amount paid up thereon.

11.	In respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share or shares to one of several joint holders shall be sufficient delivery to all joint holders.

12.	If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, not exceeding $100 and on such terms, if any, as to evidence and indemnity as the Directors think fit.

ISSUE OF SHARES

13.	Subject to the provisions, if any, in that behalf of the Memorandum of Association or these Articles and the rules of the Designated Stock Exchange and/or any competent regulatory authority, and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, all unissued shares in the capital of the Company shall be under the control of the Directors, and the Directors may issue, allot, grant options over, re-designate or dispose of such unissued shares (including fractions of a share) with or without preferred, deferred or other special rights or such restrictions whether in regard to dividend, voting, return of capital or otherwise and in such manner, to such persons and on such terms as the Directors in their absolute discretion think fit.

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14.	The Company shall not issue shares in bearer form.

ORDINARY SHARES

15.	The holders of all Ordinary Shares shall be:

15.1	entitled to dividends in accordance with the relevant provisions of these Articles

15.2	entitled to the rights on a winding up of the Company in accordance with the relevant provisions of these Articles;

15.3	entitled to receive notice of and attend general meetings of the Company and shall, except as otherwise expressly provided herein, be entitled to one vote for each Ordinary Share registered in the name of such holder in the Register of Members; an

15.4	except as otherwise specified in these Articles or required by law or Designated Stock Exchange rule, the holders of the Class A Shares and Class B Shares on an as converted basis shall vote as a single class.

FOUNDER SHARES CONVERSION AND ANTI-DILUTION RIGHTS

16.	At the time of the consummation of the Company’s initial Business Combination, the issued and outstanding Class B Shares shall automatically be converted into such number of Class A Shares as is equal to 25% of the sum of:

16.1	The total number of Ordinary Shares issued and outstanding upon the completion of this Offering (excluding the private placement shares), plus

16.2	the total number of Class A Shares issued or deemed issued, or issuable upon the conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding (x) any Class A Shares or equity-linked securities exercisable for or convertible into Class A Shares issued, deemed issued or to be issued, to any seller in the initial Business Combination and (y) any private placement warrants issued to the Sponsor its affiliates or any member of the management team of the Company upon conversion of working capital loans.

17.	Holders of Class B Shares may also elect to convert their Class B Shares into an equal number of Class A Shares, subject to adjustment as provided herein, at any time. Notwithstanding anything to the contrary contained herein, in no event shall the Class B Shares convert into Class A Shares at a ratio that is less than one-for-one.

18.	Notwithstanding anything to the contrary contained herein, the inclusion of shares as to any particular issuance or deemed issuance of Class A Shares or equity-linked securities in the calculation of the conversion ratio in Article 16.2 may be waived by the written consent or agreement of holders of a majority of the Class B Shares then outstanding consenting or agreeing separately as a single class.

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19.	The foregoing conversion ratio in respect of Class B Shares set out in Article 16 shall also be adjusted to account for any subdivision (by share split, subdivision, exchange, share dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse share split, exchange, reclassification, reorganization, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding Class A Shares into a greater or lesser number of shares occurring after the original filing of these Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding Class B Shares.

20.	References in Articles 16 to Article 22 to “converted”, “conversion” or “exchange” shall mean the compulsory redemption without notice of Class B Shares of any Member and, on behalf of such Members, automatic application of such redemption proceeds in paying for such new Class A Shares into which the Class B Shares have been converted or exchanged at a price per Class B Share necessary to give effect to a conversion or exchange calculated on the basis that the Class A Shares to be issued as part of the conversion or exchange will be issued at par. The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such Member or in such name as the Member may direct.

21.	Each Class B Share shall convert into its pro rata number of Class A Shares as set forth in this Article 21. The pro rata share for each holder of Class B Shares will be determined as follows: Each Class B Ordinary Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the issued and outstanding Class B Shares shall be converted, determined in accordance with this Article 21 and the denominator of which shall be the total number of issued and outstanding Class B Shares at the time of conversion.

22.	The Directors may effect such conversion in any manner available under applicable law, including redeeming or repurchasing the relevant Class B Shares and applying the proceeds thereof towards payment for the new Class A Shares. For purposes of the repurchase or redemption, the Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital.

BUSINESS COMBINATION REQUIREMENTS

23.	The provisions of Articles 23 to 35 shall apply during the period commencing upon the date of the adoption of these Articles and terminating upon the first to occur of the Company's initial Business Combination and the distribution of the Trust Fund pursuant to Article 26. In the event of a conflict between the Articles under this heading "Business Combination Requirements" and any other Articles, the provisions of the Articles under this heading "Business Combination Requirements" shall prevail. Immediately after the Offering, a certain amount of the gross proceeds of the IPO, together with certain of the proceeds of a private placement of units simultaneously with the closing date of the IPO and certain other amounts specified in the Registration Statement shall be deposited in the Trust Fund established for the benefit of Public Shareholders pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest earned on the funds held in the Trust Fund that may be released to the Company to pay its tax obligations (which shall not include excise taxes), if any, or any certain dissolution expenses, none of the monies held in the Trust Fund (including the interest earned on the monies held in the Trust Fund) will be released from the Trust Fund until the earliest of (i) the completion of the Company's initial Business Combination (including the release of funds to pay any amounts due to any Public Shareholder who properly exercise their redemption rights in connection therewith), (ii) the redemption of Shares in connection with a vote seeking to (A) amend any provisions of these Articles that would affect the substance or timing of the Company's obligation to redeem 100% of the Offering Shares if the Company has not consummated its initial Business Combination within the Completion Window or (B) amend any other material provisions of these Articles relating to Shareholders' rights or pre-initial Business Combination activity and (iii) the redemption of 100% of the Offering Shares if the Company is unable to complete its initial Business Combination within the Completion Window.

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24.	Upon completion of the initial Business Combination, the Company shall provide all Public Shareholders with the opportunity to have their Offering Shares redeemed (such rights of such holders to have their Offering Shares redeemed being the "Redemption Rights") pursuant to, and subject to the limitations of, Articles 25 and 26 hereof for cash equal to the applicable redemption price per share determined in accordance with Article 25 (the "Redemption Price"); provided, however, that the Company will not redeem Offering Shares if it would cause (after such redemption), the net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), of the Company, or of any entity that succeeds the Company as a public company, to less than $5,000,001 upon consummation of the initial Business Combination or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination. If the initial Business Combination is not consummated, any shares submitted for redemption shall be returned to the respective owner and shall remain outstanding.

25.	If the Company offers to redeem the Offering Shares other than in conjunction with a shareholder vote on an initial Business Combination with a proxy solicitation pursuant to Regulation 14A of the Exchange Act and filing proxy materials with the SEC, the Company shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, such redemption to be effected in accordance with the provisions of Article 24 pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E under the Exchange Act (such rules and regulations hereinafter called the "Tender Offer Rules") which it shall commence prior to the consummation of the initial Business Combination and shall file tender offer documents with the SEC prior to the consummation of the initial Business Combination that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A under the Exchange Act (such rules and regulations hereinafter called the "Proxy Solicitation Rules"), even if such information is not required under the Tender Offer Rules; provided, however, that if a Shareholder vote is required to approve the proposed initial Business Combination, or the Company decides to submit the proposed initial Business Combination to the Public Shareholders for their approval, the Company shall offer to redeem the Offering Shares, subject to lawfully available funds therefor, in accordance with the provisions of Article 22 hereof in conjunction with a proxy solicitation pursuant to the Proxy Solicitation Rules (and not the Tender Offer Rules) at a price per share equal to the Redemption Price calculated in accordance with the following provisions of this Article 24. In the event that the Company offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules, the Redemption Price per share of the Ordinary Shares payable to holders of the Offering Shares tendering their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing: (i) the aggregate amount on deposit in the Trust Fund as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Company to pay its tax obligations, by (ii) the total number of then outstanding Offering Shares. If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, (A) the Redemption Price per share of the Ordinary Shares payable to holders of the Offering Shares exercising their Redemption Rights shall be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Fund as of two business days prior to the consummation of the initial Business Combination, including interest not previously released to the Company to pay its tax obligations, by (b) the total number of then outstanding Offering Shares, and (B) unless extended by the Company in its sole discretion, holders of Offering Shares seeking to exercise their redemption rights will be required to either tender their certificates (if any) to the Company’s transfer agent or to deliver their shares to the transfer agent electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System, at the holder’s option, in each case no later than two business days prior to the initially scheduled vote on the initial Business Combination. If the initial Business Combination is not consummated, any shares submitted for redemption shall be returned to the respective owner and shall remain outstanding.

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26.	If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination pursuant to a proxy solicitation which, for the avoidance of doubt, only applies where the Company does not conduct a redemption in connection with the Initial Business Combination pursuant to the Tender Offer Rules, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a "group" (as defined under Section 13 of the Exchange Act), shall be restricted from seeking redemption rights with respect to more than in aggregate 15% of the Offering Shares, without the prior consent of the Company. In the event that the Company has not consummated an initial Business Combination within the Completion Window, the Company shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Fund, including interest not previously released to the Company to pay its tax obligations (less up to US$100,000 of such net interest to pay dissolution expenses), by (B) the total number of then outstanding Offering Shares, which redemption will completely extinguish rights of the Public Shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Shareholders and the Directors, liquidate and dissolve, subject in each case to the Company’s obligations under the Companies Act to provide for claims of creditors and other requirements of applicable law.

27.	If the Company offers to redeem the Offering Shares in conjunction with a Shareholder vote on an initial Business Combination, the Company shall consummate the proposed initial Business Combination only if it is approved by the affirmative vote of the holders of a majority of the Shares that are voted, or such higher threshold as may be required by the Companies Act.

28.	If the Company conducts a tender offer pursuant to Article 25 the Company shall consummate the proposed initial Business Combination only if the redemption of Public Shares does not cause the Company’s net tangible assets to be less than $5,000,001.

29.	A Class A Shareholder shall be entitled to receive funds from the Trust Fund only as provided in Articles 24, 25, 26 and/or 33 of these Articles. In no other circumstances shall a Class A Shareholder have any right or interest of any kind in or to distributions from the Trust Fund, and no Shareholder other than a Class A Shareholder shall have any interest in or to the Trust Fund.

30.	Each Shareholder that does not exercise its Redemption Rights shall retain its Shares in the Company and shall be deemed to have given its consent to the release of the remaining funds in the Trust Fund to the Company, and following payment to any Public Shareholders exercising their Redemption Rights, the remaining funds in the Trust Fund shall be released to the Company.

31.	The exercise by a Shareholder of its Redemption Rights shall be conditioned on such Shareholder following the specific procedures for redemptions set forth by the Company in any applicable tender offer or proxy materials sent to the Public Shareholders relating to the proposed initial Business Combination. Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practical after the consummation of the initial Business Combination.

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32.	If any amendment is made to Article 27 that would affect the substance or timing of the Company’s obligation to redeem 100% of the Offering Shares if the Company has not consummated an initial Business Combination within the Completion Window, or any amendment is made with respect to any other material provisions of these Articles relating to Public Shareholders' rights or pre-initial Business Combination activity, the Public Shareholders shall be provided with the opportunity to redeem their Offering Shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Fund, including interest not previously released to the Company to pay its tax obligations, divided by the number of then outstanding Offering Shares. The Company will not redeem Offering Shares if this would cause its net tangible assets to be less than $5,000,001. If the amendment is not consummated, any shares submitted for redemption shall be returned to the respective owner and shall remain outstanding.

33.	So long as the Company’s Class A Shares are listed on NASDAQ Stock Market LLC, the Company’s initial Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the value of the net assets held in the Trust Fund (excluding the deferred underwriting discounts and commissions and amounts previously disbursed for tax obligations) at the time of the agreement to enter into the initial Business Combination and, in addition to any other approval required by these Articles, must be approved by a majority of the Company’s Independent Directors (as defined in in the prospectus relating to the IPO).

34.	The Company may enter into a Business Combination with a target business that is affiliated with the Sponsor, the Directors or executive officers of the Company. In the event the Company seeks to complete an initial Business Combination with a target that is affiliated with the Sponsor, executive officers or Directors, the Company, or a committee of independent Directors, shall obtain an opinion from an independent investment banking firm which is a member of FINRA, or an independent accounting firm, that such Business Combination is fair to the Company from a financial point of view.

35.	After the issue of Class A Shares in connection with the Offering and prior to the consummation of the initial Business Combination, the Directors shall not issue additional Shares or any other securities that that would entitle the holders thereof to (i) receive funds from the Trust Fund or (ii) vote in respect of any initial Business Combination or on any other proposal presented to the Shareholders prior to or in connection with the completion of an initial Business Combination.

COMMISSION ON SALE OF SHARES

36.	The Company may in so far as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commission may be satisfied by the payment of cash or the lodgement of fully or partly paid up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

TRANSFER OF SHARES

37.	The instrument of transfer of any share shall be in writing in (a) any usual or common form, (b) such form as prescribed by the Designated Stock Exchange, or (c) such other form approved by the Directors.

38.	The instrument of transfer of any share shall be executed by or on behalf of the transferor and the transferee and shall be accompanied by any certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

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39.	All share certificates surrendered to the Company for transfer shall be cancelled and the Directors shall issue a new share certificate for a like number of shares as those which have been surrendered and cancelled.

40.	Subject to the terms of issue thereof and the rules or regulations of the Designated Stock Exchange or any relevant rules of the SEC or securities laws (including, but not limited to the Exchange Act), the Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason for so doing. If the Directors refuse to register a transfer of any shares, they shall send notice of the refusal to the transferee within two months of the date on which the transfer was lodged with the Company.

41.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than 45 days in any year.

42.	The securities comprising any such units which are issued pursuant to the IPO may be traded separately from one another as set forth in the prospectus relating to the IPO.

TRANSMISSION OF SHARES

43.	The legal personal representative of a deceased sole holder of a share shall be the only person recognized by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognized by the Company as having any title to the share.

44.	Any person becoming entitled to a share in consequence of the death, bankruptcy, liquidation or dissolution of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a member in respect of the share (and if he so elects shall deliver to the Company a notice in writing signed by him stating his election to be registered as holder) or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

45.	A person becoming entitled to a share by reason of the death, bankruptcy liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED THAT the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

REDEMPTION AND PURCHASE OF OWN SHARES

46.	Subject to the provisions of the Companies Act and the rules of the Designated Stock Exchange, the Company may:

46.1	issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

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46.2	purchase its own shares (including fractions of a share and any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member;

46.3	make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act including out of capital; and

46.4	accept the surrender for no consideration any paid up share on such terms and in such manner as the Directors may determine.

47.	A share which is liable to be redeemed by either the Company or the Member shall be redeemed by the entitled party giving to the other notice in writing of the intention to redeem such shares (a “Redemption Notice”) and specifying the date of such redemption which must be a day on which banks in the Cayman Islands are open for business.

48.	Any share in respect of which a Redemption Notice has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the Redemption Notice.

49.	The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

50.	At the date specified in the Redemption Notice, or the date on which the shares are to be purchased, the holder of the shares being redeemed or purchased shall be bound to deliver up to the Company at its Registered Office the certificate thereof for cancellation and thereupon the Company shall pay to him the redemption or purchase moneys in respect thereof.

51.	The Directors may, when making payments in respect of the redemption or purchase of shares, if authorized by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

52.	The Company will conduct redemptions called for by Articles 23 to 33 (inclusive) in accordance with the terms of such Articles.

TREASURY SHARES

53.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant shares are to be held as Treasury Shares, such shares shall be cancelled.

54.	No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

55.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

55.1	a Treasury shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of shares as fully paid bonus shares in respect of a Treasury Share is permitted and shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

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56.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

VARIATION OF RIGHTS ATTACHING TO SHARES

57.	If at any time the share capital of the Company is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied by the Board of Directors with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the issued shares of that class present in person or by proxy.

58.	The provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply to every such general meeting of the holders of such class of shares, but so that the necessary quorum shall be at least one person holding or representing by proxy at least one-third of the issued shares of the class and so that any holder of shares of the class present in person or by proxy may demand a poll.

59.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or by the redemption or purchase of shares of any class by the Company.

FRACTIONAL SHARES

60.	The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated.

LIEN ON SHARES

61.	The Company shall have a first priority lien and charge on every partly paid share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all partly paid shares registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company's lien, if any, on a share shall extend to all dividends and other moneys payable in respect thereof.

62.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto of which the Company has notice, by reason of his death or bankruptcy.

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63.	To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

64.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue (if any) shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

65.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and each Member shall (subject to receiving at least 14 days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.

66.	A call shall be deemed to have been made at the time that the Directors have resolved by resolution to make such call.

67.	The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

68.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

69.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

70.	The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

71.	The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment and may revoke or postpone a call in their discretion.

72.	The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution eight per centum per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

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FORFEITURE OF SHARES

73.	If a Member fails to pay any call or instalment of a call together with any interest which may have accrued within 10 days of the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, enforce any of the provisions of, and take such action as is referred to in these Articles, including but not limited to, forfeiting any share in respect of which the call or instalment of a call remains unpaid. No further notice demanding payment of the amount due need be given to the registered holder of the share or the persons entitled thereto by reason of his death or bankruptcy of the shares to be forfeited.

74.	A forfeited share may be sold, cancelled or otherwise disposed of on such terms and in such manner as the Directors in their absolute discretion think fit, and at any time before a sale, cancellation or disposition the forfeiture may be cancelled on such terms as the Directors in their absolute discretion think fit. The Company may indirectly procure the purchase of a share forfeited pursuant to the previous sentence without being required to comply with the redemption provisions of these Articles. The proceeds of the sale or disposition of a forfeited share after deduction of expenses, fees and commissions incurred by the Company in connection with the sale and after the deduction of all other amounts including accrued interest shall be received by the Company and applied in payment of such part of the amount in respect of which any lien or obligation exists as is presently payable on other shares held by that Member, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to such sale or disposition) be disposed of on such terms as the Directors in their absolute discretion think fit.

75.	A statutory declaration in writing that the declarant is a Director, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

76.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes payable at any time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

77.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

ALTERATION OF CAPITAL

78.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

79.	The Company may by Ordinary Resolution:

79.1	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

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79.2	subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

79.3	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; and

79.4	convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination.

80.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

81.	For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for not more than 10 days immediately preceding such meeting and the record date for such determination shall be the first date of the closure of the Register of Members.

82.	In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

83.	If the Register of Members is not so closed and no record date is fixed for the determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS OF MEMBERS

84.	The Directors may, whenever they think fit, convene a general meeting of the Company.

85.	The Directors shall convene a general meeting of the Company on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold(s) not less than 10 per cent of the paid up voting share capital of the Company, such requisition to be deposited at the Registered Office.

86.	The Members’ requisition shall specify the objects of the meeting and shall be signed by the requisitionists. If the Directors do not convene a requisitioned meeting within 21 days of the deposit of the requisition (such meeting to be convened no less than 30 days from the date of deposit of the requisition), the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

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87.	If at any time there are no Directors of the Company, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

88.	At least seven days’ notice (excluding the day that notice is deemed to be given and the day the meeting is to be held) shall be given of an annual general meeting or any other general meeting. Notice shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company and shall specify the place, the day and the hour of the meeting and, in case of special business, the general nature of that business.

89.	With the consent of all the Members entitled to receive notice of some particular meeting and attend and vote thereat, a meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

90.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

91.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

92.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

93.	The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

94.	If there is no such chairman, or if at any meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

95.	The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

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96.	All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and financial report of the Directors and the Company's auditors, and the appointment and removal of Directors and the fixing of the remuneration of the Company's auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

VOTES OF MEMBERS

97.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

98.	At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

99.	If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

100.	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

101.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

102.	In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

103.	A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

104.	No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company held by him and carrying the right to vote have been paid.

105.	On a poll votes may be given either personally or by proxy.

106.	A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being companies by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

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MEMBERS’ PROXIES

107.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

108.	The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for which the meeting or adjourned meeting is scheduled PROVIDED THAT the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt by confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

109.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

110.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

111.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

COMPANIES ACTING BY REPRESENTATIVES AT MEETINGS

112.	Any company which is a Member or a Director may, by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of such company which he represents as that company could exercise if it were an individual Member or Director.

APPOINTMENT OF DIRECTORS

113.	The first Director(s) shall be appointed at a meeting or by written resolution of the subscribers to the Memorandum of Association.

114.	Subject to Articles 120 and 121, the Company may by Extraordinary Resolution appoint any person to be a Director.

115.	Subject to the provisions of these Articles, a Director shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

116.	Subject to Articles 120 and 121, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

117.	Subject to the Designated Stock Exchange rules and these Articles, the remuneration of the Directors from time to time shall be determined by the Company by Ordinary Resolution.

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118.	Subject to the Designated Stock Exchange rules and these Articles, the shareholding qualification for Directors may be fixed by the Company by Ordinary Resolution and unless and until so fixed no share qualification shall be required.

119.	The Directors shall have power at any time and from time to time to appoint a person as Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Company by Ordinary Resolution.

120.	The Directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. A Director shall be designated to a class in the resolution or resolutions adopted by the Directors appointing such director. The class designation of the initial directors shall be set out in the resolution appointing such directors. At the first annual general meeting of Shareholders, the term of office of the Class I Directors shall expire and Class I Directors shall thereafter, if elected, be elected for a full term of three (3) years. At the second annual general meeting of Shareholders, the term of office of the Class II Directors shall expire and Class II Directors shall be elected for a full term of three (3) years. At the third annual general meeting of Shareholders, the term of office of the Class III Directors shall expire and Class III Directors shall, if thereafter elected, be elected for a full term of three (3) years. At each succeeding annual general meeting of Shareholders, Directors shall be elected for a full term of three (3) years to succeed the Directors of the class whose terms expire at such annual general meeting. Notwithstanding the foregoing provisions of this Article, each Director shall hold office until the expiration of his term, until his successor shall have been duly elected and qualified or until his earlier death, resignation or removal. No decrease in the number of Directors constituting the board of Directors shall shorten the term of any incumbent Director.

121.	Prior to an initial Business Combination, only Class B Shares shall be entitled to vote in respect of a resolution to appoint Directors or remove Directors, which resolution shall require a majority of two-thirds.

ALTERNATE DIRECTORS

122.	Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present and may at any time in writing revoke the appointment of an alternate appointed by him. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and to do in the place and stead of his appointor, any other act or thing which the appointor is permitted or required to do by virtue of his being a Director as if the alternate were the appointor, other than the appointment of an alternate himself. Where the alternate is a Director he shall have a separate vote on behalf of the Director he is representing in addition to his own vote.

123.	An alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him and the remuneration of such alternate (if any) shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

124.	The alternate shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.

125.	Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

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POWERS AND DUTIES OF DIRECTORS

126.	Subject to the provisions of the Companies Act, these Articles and to any resolutions made by the Company in general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

127.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

BORROWING POWERS OF DIRECTORS

128.	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT OF OFFICERS

129.	The Directors may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

130.	The Directors may appoint a secretary or secretaries of the Company (and if need be an assistant secretary or assistant secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.

131.	Any person appointed by the Directors pursuant to Articles 129 or 130 may be removed by the Directors.

COMMITTEES OF DIRECTORS

132.	The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

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133.	The Directors may delegate any of their powers to committees and any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

134.	The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an "Attorney" or "Authorised Signatory", respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

135.	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

136.	The Directors may from time to time and at any time delegate to any committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

137.	Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

138.	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

139.	The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder's subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

140.	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

PROCEEDINGS OF DIRECTORS

141.	The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. A Director or a Director’s duly appointed alternate may, at any time, and any secretary or assistant secretary shall on the requisition of a Director summon a meeting of the Directors.

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142.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors shall be two, and if there be less than two Directors shall be one. A Director represented by proxy or by duly appointed alternate at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

143.	The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

144.	Questions arising at any meeting shall be decided by a majority of votes of the Directors and duly appointed alternates present, the vote of an alternate not being counted if his appointor is also present at such meeting. In the case of an equality of votes the chairman shall have a second or casting vote.

145.	A Director or Directors and any duly appointed alternates may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

146.	A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

147.	A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

148.	Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company.

149.	The Directors shall cause minutes to be made for the purpose of recording:

149.1	all appointments of officers made by the Directors;

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149.2	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

149.3	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

150.	When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

151.	A resolution signed by all the Directors (in one or more counterparts) shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

152.	The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

153.	All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DISQUALIFICATION OF DIRECTORS

154.	The office of Director shall be automatically vacated, if the Director:

154.1	dies;

154.2	resigns his office by notice in writing to the Company;

154.3	becomes bankrupt or makes any arrangement or composition with his creditors;

154.4	is found to be or becomes of unsound mind;

154.5	is removed from office by a vote of a majority of the Directors;

154.6	prior to the closing of an initial Business Combination, is removed from office by a resolution of the holders of the Class B Shares only;

154.7	following the closing of an initial Business Combination, is removed from office by Ordinary Resolution of all Shareholders entitled to vote; or

154.8	is removed from office pursuant to any other provision of these Articles.

DIVIDENDS

155.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Directors may from time to time declare interim dividends on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

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156.	Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Company may by Ordinary Resolution declare final dividends, but no dividend shall exceed the amount recommended by the Directors.

157.	The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and may pending such application, in the Directors’ absolute discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

158.	Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

159.	The Directors may when paying dividends to the Members in accordance with the foregoing provisions, make such payment either in cash or in specie.

160.	No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

161.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

162.	If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

163.	No dividend shall bear interest against the Company.

FINANCIAL YEAR

164.	Unless the Directors otherwise resolve, the financial year end of the Company shall be 31st December in each year and following the year of incorporation shall begin on 1st January of each year.

ACCOUNTS AND AUDIT

165.	The Directors shall cause books of account relating to the Company's affairs to be kept in such manner as may be determined from time to time by the Directors.

166.	The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

167.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by the Company by Ordinary Resolution.

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168.	The accounts relating to the Company's affairs shall be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or, failing any such determination, by the Directors or, failing any determination as aforesaid, shall not be audited.

169.	The auditors, if any, shall be appointed by the Directors and shall hold office until removed by Ordinary Resolution or by resolution of the Directors.

170.	The remuneration of any auditors, if any, appointed by the Directors, may be fixed by the Directors.

CAPITALIZATION OF PROFITS

171.	Subject to the Companies Act, the Directors may, with the authority of an Ordinary Resolution:

171.1	resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), or otherwise available for distribution;

171.2	appropriate the sum resolved to be capitalized to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

171.2.1	paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

171.2.2	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other;

171.3	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where shares or debentures become distributable in fractions Directors may deal with the fractions as they think fit;

171.4	generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

172.	The Directors shall in accordance with section 34 of the Companies Act establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

173.	There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by section 37 of the Companies Act, out of capital.

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INVESTMENT ACCOUNTS

174.	The Directors may establish separate accounts on the books and records of the Company (each an “Investment Account”) for each Class and Series, or for more than one Class or Series, as the case may be, and the following provisions shall apply to each Investment Account;

175.	the proceeds from the allotment and issue of Shares of any Class or Series may be applied in the books of the Company to the Investment Account established for the Shares of such Class or Series;

176.	the assets and liabilities and income and expenditures attributable to the Shares of any Class or Series may be applied or allocated for accounting purposes to the relevant Investment Account established for such Shares subject to these Articles;

177.	where any asset is derived from another asset (whether cash or otherwise), such derivative asset may be applied in the books of the Company to the Investment Account from which the related asset was derived and on each revaluation of an investment the increase or diminution in the value thereof (or the relevant portion of such increase or diminution in value) may be applied to the relevant Investment Account;

178.	in the case of any asset of the Company which the Directors do not consider is attributable to a particular Investment Account, the Directors may determine the basis upon which any such asset shall be allocated among Investment Accounts and the Directors shall have power at any time and from time to time to vary such allocation;

179.	where the assets of the Company not attributable to any Investment Accounts give rise to any net profits, the Directors may allocate the assets representing such net profits to the Investment Accounts as they may determine;

180.	the Directors may determine the basis upon which any liability including expenses shall be allocated among Investment;

181.	Accounts (including conditions as to subsequent re-allocation thereof if circumstances so permit or require) and shall have power at any time and from time to time to vary such basis and charge expenses of the Company against either revenue or the capital of the Investment Accounts; and

182.	the Directors may in the books of the Company transfer any assets to and from Investment Accounts if, as a result of a creditor proceeding against certain of the assets of the Company or otherwise, a liability would be borne in a different manner from that in which it would have been borne under this Article, or in any similar circumstances.

183.	Subject to any applicable law and except as otherwise provided in these Articles the assets held in each Investment Account shall be applied solely in respect of Shares of the Class or Series to which such Investment Account relates and no holder of Shares of a Class or Series shall have any claim or right to any asset allocated to any other Class or Series.

NOTICES

184.	Notices shall be in writing and may be given by the Company or by the person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognized courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

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185.	Where notice or other documents are sent by:

185.1	post, notice shall be deemed to have been served five days after the time when the letter containing the same is posted and if sent by courier, shall be deemed to have been served five days after the time when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier); or

185.2	facsimile, notice shall be deemed to have been served upon confirmation of receipt.

186.	Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

187.	Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

188.	Notice of every general meeting shall be given in the manner hereinbefore authorized to:

188.1	all Members who have a right to receive notice and who have supplied the Company with an address for the giving of notices to them and in the case of joint holders, the notice shall be sufficient if given to the first named joint holder in the Register of Members; and

188.2	every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notice of general meetings.

THE SEAL

189.	The Company shall not have a Seal unless otherwise resolved by the Directors. Any such Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors or of a committee of directors authorized by the Directors in that behalf provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. Every instrument to which the Seal is affixed shall be signed by a Director of the Company or by any one or more persons as the Directors may appoint for that purpose.

190.	The Company may maintain a duplicate or duplicates of the Seal but such duplicate(s) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such duplicate and if given after may be in general form confirming a number of affixings of such duplicate. Every instrument to which a duplicate of the Seal is affixed shall be signed by a Director of the Company or by any one or more persons as the Directors may appoint for that purpose and such affixing of a duplicate of the Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed and the instrument signed by a Director of the Company.

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191.	Notwithstanding the foregoing, a director or officer, representative or attorney of the Company shall have the authority to affix the Seal, or a duplicate of the Seal, over his signature alone on any instrument or document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

INDEMNITY

192.	Every Director (including for the purposes of this Article any alternate appointed pursuant to the provisions of these Articles), managing director, agent, secretary, assistant secretary or other officer for the time being and from time to time of the Company (but not including the Company's auditor) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company's business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere except through his or her own actual fraud, willful default or willful neglect, which shall not be found to have been committed unless and until a court of competent jurisdiction shall have made a finding to that effect.

193.	No such Director, duly appointed alternate, managing director, agent, secretary, assistant secretary or other officer of the Company (but not including the Company's auditor) shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his or her own actual fraud, willful default or willful neglect, which shall not be found to have been committed unless and until a court of competent jurisdiction shall have made a finding to that effect.

WINDING UP

194.	If the Company shall be wound up the liquidator may, with the sanction of an Ordinary Resolution and any other sanction required by the Companies Act, divide amongst the Members in specie or cash the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

195.	Without prejudice to the rights of holders of shares issued upon special terms and conditions, if the Company shall be wound up, and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If on a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

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AMENDMENT OF MEMORANDUM OF ASSOCIATION

196.	Subject to and insofar as permitted by the Companies Act and the rights attaching to the various share classes, the Company may at any time and from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein.

AMENDMENT OF ARTICLES OF ASSOCIATION

197.	Subject to the Companies Act and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

198.	The company may by Special Resolution resolve to be registered by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands. The Directors may make application to the Registrar of Companies to deregister the Company in the Cayman Islands and may take all such further steps as they consider appropriate to be taken, in accordance with the Companies Act, to effect the transfer by way of continuation of the Company. Prior to an initial Business Combination, only Class B Shares shall be entitled to vote in respect of a resolution to be registered by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands.

NON-RECOGNITION OF TRUSTS

199.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any of its shares (or fraction thereof) or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

MERGERS AND CONSOLIDATION

200.	The Company may merge or consolidate in accordance with the Companies Act.

201.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

202.	The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

BUSINESS OPPORTUNITIES

203.	In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees, advisors and/or agents of one or more other organizations, including members of the Investor Group (each of the foregoing, an "Officer and Director Related Person") may serve as Directors, officers and or advisors of the Company; and (b) such organizations (the “Officer and Director Related Entities”) and the Investor Group engage, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the Articles under this heading “Business Opportunities” are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Officer and Director Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

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204.	To the fullest extent permitted by law, the Investor Group, the Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any of the Investor Group, another entity or the Officer and Director Related Entities, on the one hand, and the Company, on the other. To the fullest extent permitted by law, the Investor Group, Officer and Director Related Entities and the Officer and Director Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another Person, or does not communicate information regarding such corporate opportunity to the Company.

205.	Except as provided elsewhere in these Articles, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and another entity, including any of the Investor Group or any Officer and Director Related Entity, about which a Director and/or officer of the Company acquires knowledge.

AUTOMATIC EXCHANGE OF INFORMATION

206.	Notwithstanding any provision of these Articles to the contrary, each Member agrees to provide any information or certifications (including information about such Member’s direct and indirect owners) that may reasonably be requested in writing by the Directors (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) to allow the Company to:

206.1	satisfy any due diligence, information reporting or other obligations under any applicable AEOI Laws; and

206.2	satisfy any requirements necessary to avoid withholding taxes under FATCA (or any other law) with respect to any payments to be received or made by the Company.

207.	Each Member also acknowledges and agrees that the Company (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) shall be entitled to release and/or disclose on behalf of the Company to the Cayman Islands Tax Information Authority or equivalent authority (the “TIA”) and any other foreign government body as required by any applicable AEOI Laws, any information in its or its agents' or delegates' possession regarding a Member including, without limitation, financial information concerning the Member's investment in the Company, and any information relating to any shareholders, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Member. The Company (acting by the Directors or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) may also authorise any third party agent to release and/or disclose such information on behalf of the Company.

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208.	In order to comply with any applicable AEOI Laws and, if necessary, to reduce or eliminate any risk that the Company or any of its Members are subject to withholding taxes pursuant to FATCA (or any other law) or incur any costs or liabilities associated with any applicable AEOI Laws, the Directors may cause the Company to undertake any of the following actions:

208.1	compulsorily redeem or repurchase any or all of the shares held by a Member either (i) where the Member fails to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws; or (ii) where there has otherwise been non-compliance by the Company with any applicable AEOI Laws whether caused, directly or indirectly, by the action or inaction of such Member, or any related person, or otherwise;

208.2	deduct from, or hold back, redemption or any other distributions owed to the Member, in order to:

208.2.1	comply with any requirement to apply and collect withholding tax pursuant to FATCA (or any other law);

208.2.2	allocate to a Member an amount equal to any withholding tax imposed on the Company as a result of the Member's, or any related person's, action or inaction (direct or indirect), or where there has otherwise been non-compliance by the Company with any applicable AEOI Laws; or

208.2.3	ensure that costs, debts, expenses, obligations or liabilities (whether external, or internal, to the Company) relating to any applicable AEOI Laws are recovered from the Member(s) whose action or inaction (directly or indirectly, including the action or inaction of any person related to such Member) gave rise or contributed to such costs or liabilities; and/or

208.3	take any other action the Directors deem in good faith to be reasonable to mitigate any adverse effect on the Company or any other Member of the failure by any Member (the “Defaulting Member”) to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws including, without limitation to convert the Defaulting Member’s shares to a different class of shares and adjust the rights attaching to that Defaulting Member’s shares so as to effectively pass the economic burden of any withholding or other cost or liability incurred by the Company as a result of the Defaulting Member’s default to the Defaulting Member.

www.verify.gov.ky File#: 380438	Filed: 23-Nov-2022 10:29 EST Auth Code: J91064194667